Exhibit 99.1

CARDICA PRICES PUBLIC OFFERING OF COMMON STOCK

REDWOOD CITY, Calif.  – February 8, 2012 -- Cardica, Inc. (Nasdaq: CRDC) today announced the pricing of an underwritten public offering of 9,091,000 shares of its common stock, offered at a price to the public of $1.65 per share.  The gross proceeds to Cardica from this offering are expected to be $15 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Cardica.  The offering is expected to close on or about February 13, 2012, subject to customary closing conditions. Cardica anticipates using the net proceeds from the offering for general corporate purposes, which may include the costs of research and development activities, and general and administrative and manufacturing expenses.

Wedbush PacGrow Life Sciences is acting as sole book-running manager for the offering.

The shares described above are being offered by Cardica pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"), which the SEC declared effective on February 7, 2011.  The preliminary prospectus supplement is available for free by visiting EDGAR on the SEC’s website located at www.sec.gov . Copies of the preliminary prospectus supplement and accompanying prospectus may also be obtained from the offices of Wedbush Securities Inc., One Bush Street, 17th Floor, San Francisco, CA 94104, Attn: ECM Prospectus Department, by calling 415-274-6819 or by email at vinnie.devone@wedbush.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these shares, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures.

Forward-Looking Statements

Statements contained in this press release regarding Cardica's expectations with respect to the completion of its proposed offering are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering. There can be no assurance that Cardica will be able to complete the public offering on the anticipated terms, or at all. Oher risks and uncertainties relating to Cardica are described more fully under the headings "Risk Factors" in Cardica’s most recently filed SEC documents, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2011. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cardica undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.